UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: February 8, 2012

(Date of earliest event reported)

EXERGETIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN	0-32267	27-2950066
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

440 Burroughs Suite 386

Detroit, MI 48202

(313) 309-4169

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item 1.01 Entry into a Material Definitive Agreement

On February 3, 2012, Exergetic Energy, Inc. (the “Company”) entered into a Drawdown Equity Financing Agreement (the “DEFA”) and Registration Rights Agreement (“RRA”) with Auctus Private Equity Fund, LLC (“Auctus”), carrying an effective date of January 31, 2012, providing for, among other things, the purchase and sale of the Company’s common stock as provided therein.

In connection with the DEFA, the Company has agreed to issue and sell to Auctus, and Auctus has committed to purchase from the Company, up to $10,000,000 worth of the Company’s common stock (“Shares”), par value $0.0001 per share over the course of a thirty-six (36) month period commencing the effective date of the Registration Statement (as defined below).

The amount that the Company shall be entitled to request from each advance (Advance”) shall be the lesser of (i) $200,000 or (ii) 200% of the average daily volume of the common stock based on the trailing three (3) trading days immediately preceding the Drawdown Notice Date (as defined in the DEFA).  The purchase price of the common stock shall be set at ninety-three (93%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the Drawdown Notice Date.

Auctus shall immediately cease selling any Shares within a Drawdown Notice if the price falls below the Floor Price (as defined in the DEFA).  Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor Price and allow Auctus to sell any shares below the Floor Price.  In the event that the Company does not waive its right with respect to the Floor Price, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price.

The Company is obligated to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) covering the Shares within thirty (30) days and is obligated to use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC within one hundred and twenty (120) days from the closing date.

In connection with the DEFA, the Company is obligated to pay Auctus a non-refundable origination fee of $15,000, to be paid as follows: $5,000 immediately upon the execution of the term sheet and $10,000 due out of the proceeds of the first drawdown (or any subsequent drawdowns, if not fully paid).

Copies of the DEFA and the RRA are included as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are hereby incorporated by reference.  Al references to the DEFA and the RRA to this Current Report are qualified, in their entirety, by the text of such exhibits.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Drawdown Equity Financing Agreement, by and between Exergetic Energy, Inc. and Auctus Private Equity Fund, LLC.

10.2	Registration Rights Agreement by and between Exergetic Energy, Inc. and Auctus Private Equity Fund, LLC

99.1	Press Release dated March 24, 2011

SIGNATURES

Dated: February 9, 2012	EXERGETIC ENERGY, INC
	By:	/s/ Clarence B. McCollum
Clarence B. McCollum
CEO and Chairman